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                                   Exhibit 21

                              LIST OF SUBSIDIARIES

The following is a listing of subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

    Name                                                       State

    Marion Foods, Inc.                                         New York
    Seneca Foods International, Ltd.                           New York
    SSP Company, Inc.                                          Massachusetts

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